UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 13, 2007

CORNERSTONE CORE PROPERTIES REIT, INC

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400

Irvine, CA 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 13, 2007, we entered into a loan agreement (“Loan”) with Wachovia Bank, National Association to facilitate the acquisition of properties during our offering period.  Pursuant to the terms of the Loan, we may borrow $22.4 million at an interest rate 140 basis points over 30-day LIBOR, secured by specified real estate properties. The Loan has a maturity date of November 13, 2009, and may be prepaid without penalty.   In connection with documentation and closing the Loan agreement, we paid and expect to pay fees and expenses totaling approximately $150,000.  The entire $22.4 million available under the terms of the Loan was used to finance an acquisition of properties that closed on November 15, 2007.

Consistent with our borrowing policies, during our offering, we will borrow periodically to acquire properties and for working capital. We will determine whether to use the proceeds of the offering to repay amounts borrowed under the Loan agreement depending on a number of factors including the investments which are available to us for purchase at the time and the cost of the credit facility. On or before the closing of the offering, we will endeavor to repay all amounts owing under the Loan agreement which have not previously been paid and at that time we will own our properties all-cash, with no permanent acquisition financing.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference under this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC

By:	/s/ SHARON C. KAISER
Sharon C. Kaiser, Chief Financial Officer

Dated: November 19, 2007